As filed with the Securities and Exchange Commission on May 29, 2026

Registration No. 333-199754

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALAVO GROWERS, INC.

(Exact name of registrant as specified in its charter)

California	33-0945304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Mission Produce, Inc.

2710 Camino Del Sol,

Oxnard, CA 93030

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Pawlowski

President and Chief Executive Officer

c/o Mission Produce, Inc.

2710 Camino Del Sol,

Oxnard, CA 93030

(805) 981-3650

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Steven Stokdyk

Darren Guttenberg

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

(213) 891-7421

Approximate date of commencement of proposed sale to the public: N/A. This Post-Effective Amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.  1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (No. 333-199754) (the “Registration Statement”) previously filed by Calavo Growers, Inc., a California corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on October 31, 2014 to register the offer and sale of 1,397,213 shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”). This Post-Effective Amendment is being filed to deregister any and all such shares that remain unsold or otherwise unissued as of the date hereof under the Registration Statement (the “Shares”).

Effective May 28, 2026 pursuant to and in accordance with the Agreement and Plan of Merger, dated as of January 14, 2026 (the “Merger Agreement”), by and among the Registrant, Mission Produce, Inc., a Delaware corporation (“Mission Produce”), Cantaloupe Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Mission Produce (“Merger Sub I”) and Cantaloupe Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Mission Produce (“Merger Sub II”), pursuant to which, subject to the terms and conditions of the Merger Agreement, (a) Merger Sub I will merge with and into the Registrant, pursuant to the provisions of the California Corporations Code, as amended (the “CCC”) and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with the Registrant as the surviving entity (the “Surviving Corporation” and such transaction the “First Merger”) and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II as the surviving entity (the “Surviving Company”), in accordance with the applicable provisions of the CCC, the DGCL and the Delaware Limited Liability Company Act, as amended (such merger, the “Second Merger” and together with the First Merger, the “Mergers”).

As a result of the Mergers and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offers and sales of the Shares of Common Stock registered pursuant to the Registration Statement and is deregistering the remaining Shares registered but unsold as of the effective time of the First Merger under the Registration Statement, if any. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for offer and sale under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all such Shares registered but unsold as of the date of this Post-Effective Amendment. The Registration Statement is amended, as appropriate, to reflect the deregistration of the Shares as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxnard, State of California, on May 28, 2026.

Calavo Growers, LLC As successor by merger to Calavo Growers, Inc.

By:	/s/ John Pawlowski
Name:	John Pawlowski
Title:	Manager

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.